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                                                                     EXHIBIT 99

                            RIVERWOOD HOLDING, INC.
           RECONCILIATION OF INCOME (LOSS) FROM OPERATIONS TO EBITDA
                           (IN THOUSANDS OF DOLLARS)
                                  (UNAUDITED)


                                                     Coated        Container-
                                                      Board          board        Corporate        Total
                                                    ---------      ----------     ---------       --------

THIRD QUARTER 1999:
   Income (Loss) from Operations                    $  36,977       $ (1,009)      $ (4,235)      $ 31,733
   Add:  Depreciation and amortization                 30,907          4,336          1,050         36,293
         Dividends from equity investments                 --             --          1,873          1,873
         Other non-cash charges (A)                      (836)            98          1,436            698
                                                    ---------       --------       --------       --------
EBITDA (B)                                          $  67,048       $  3,425       $    124       $ 70,597
                                                    =========       ========       ========       ========

THIRD QUARTER 1998:
   Income (Loss) from Operations                    $  35,169       $ (4,482)      $ (4,112)      $ 26,575
   Add:  Depreciation and amortization                 31,557          3,874           (925)        34,506
         Dividends from equity investments                 --             --            915            915
         Other non-cash charges (A)                     1,894            375          2,321          4,590
                                                    ---------       --------       --------       --------
EBITDA (B)                                          $  68,620       $   (233)      $ (1,801)      $ 66,586
                                                    =========       ========       ========       ========

FIRST NINE MONTHS 1999:
   Income (Loss) from Operations                    $ 110,283       $(12,343)      $(12,082)      $ 85,858
   Add:  Depreciation and amortization                 92,014         12,718          2,240        106,972
         Dividends from equity investments                 --             --          2,758          2,758
         Other non-cash charges (A)                        16            304          3,893          4,213
                                                    ---------       --------       --------       --------
EBITDA (B)                                          $ 202,313       $    679       $ (3,191)      $199,801
                                                    =========       ========       ========       ========

FIRST NINE MONTHS 1998:
   Income (Loss) from Operations                    $  69,139       $(11,813)      $(13,198)      $ 44,128
   Add:  Depreciation and amortization                 94,391         11,350           (395)       105,346
         Dividends from equity investments                 --             --          2,527          2,527
         Other non-cash charges (A)                    18,284          1,126          5,089         24,499
                                                    ---------       --------       --------       --------
EBITDA (B)                                          $ 181,814       $    663       $ (5,977)      $176,500
                                                    =========       ========       ========       ========


Notes:

(A) Other non-cash charges include non-cash charges for LIFO accounting, pension, postretirement and postemployment benefits, expenses associated with the write-up of inventory, depletion of prepaid timber and amortization of premiums on hedging contracts deducted in determining net income.

(B) EBITDA is defined as consolidated net income (exclusive of non-cash charges resulting from purchase accounting during the periods subsequent to the Merger) before consolidated interest expense, consolidated income taxes, consolidated depreciation and amortization, and other non-cash charges deducted in determining consolidated net income, extraordinary items and the cumulative effect of accounting changes and earnings of, but including dividends from, non-controlled affiliates. EBITDA excludes equity earnings of Igaras from the Company's investment in Igaras but includes dividends actually received from Igaras. The Company believes that EBITDA provides useful information regarding the Company's debt service ability, but should not be considered in isolation or as a substitute for the Condensed Consolidated Statements of Operations or cash flow data.


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